Filed pursuant to Rule 424(b)(3)
Registration No. 333-176464

ONCOR ELECTRIC DELIVERY COMPANY LLC

SUPPLEMENT NO. 4 TO

MARKET MAKING PROSPECTUS DATED

JULY 24, 2012

THE DATE OF THIS SUPPLEMENT IS JANUARY 22, 2013

On January 22, 2013, Oncor Electric Delivery Company LLC filed the attached

Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – January 22, 2013

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(Address of principal executive offices, including zip code)

(214) 486-2000

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Item 7.01 REGULATION FD DISCLOSURE.

On January 22, 2013, Energy Future Holdings Corp. (“EFH Corp.”), Energy Future Intermediate Holding Company LLC (“EFIH”), and Energy Future Competitive Holdings Company filed a Current Report on Form 8-K (the “EFH 8-K”) containing certain updated financial information with respect to Oncor Electric Delivery Company LLC (“Oncor”) and Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”). Oncor Holdings, which is the majority owner (approximately 80.03%) of Oncor, is a direct, wholly-owned subsidiary of EFIH, and EFIH is a direct, wholly-owned subsidiary of EFH Corp. The information included in this Current Report on Form 8-K is being provided to satisfy Oncor’s resulting public disclosure requirements under Regulation FD.

Management of Oncor and Oncor Holdings (collectively, the “Companies”) have prepared the selected unaudited preliminary financial data below in good faith based upon the most current information available to management. The Companies’ normal yearly closing and financial reporting processes with respect to such preliminary financial data have not been fully completed. As a result, the actual financial results could be materially different from such unaudited preliminary financial data. The Companies’ independent registered public accounting firm has not completed its audits for the year ended December 31, 2012, has not performed any review procedures with respect to the unaudited preliminary financial data provided below, and has not expressed any opinion or any other form of assurance on such information.

While the financial data provided is preliminary and subject to change, the Companies do not expect actual financial reporting data for the year ended December 31, 2012 to vary materially from the corresponding preliminary amounts provided below.

Oncor’s unaudited preliminary financial data below has been prepared on a basis consistent with Oncor’s consolidated financial statements for the year ended December 31, 2011, which are included in Oncor’s Annual Report on Form 10-K for the year ended December 31, 2011 that it filed with the Securities and Exchange Commission (“SEC”) on February 21, 2012. Oncor Holdings’ unaudited preliminary financial data below has been prepared on a basis consistent with Oncor Holdings’ consolidated financial statements for the year ended December 31, 2011, which are included in EFIH’s Annual Report on Form 10-K for the year ended December 31, 2011 that EFIH filed with the SEC on February 21, 2012.

Oncor Preliminary Financial Data

The EFH 8-K reported preliminary Oncor Adjusted EBITDA (reduced by Oncor Holdings distributions) for the year ended December 31, 2012 as $1,600 million and actual Oncor Adjusted EBITDA (reduced by Oncor Holdings distributions) for the year ended December 31, 2011 as $1,523 million.

Adjusted EBITDA and EBITDA are not recognized terms under United States generally accepted accounting principles (“GAAP”) and, thus, are non-GAAP financial measures. Set forth below is a reconciliation (amounts in millions) of net income to EBITDA and Adjusted EBITDA for the year ended December 31, 2012 (preliminary) and December 31, 2011 (actual) for Oncor. EBITDA refers to earnings (net income) before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA (as defined in certain EFIH debt covenants) refers to EBITDA adjusted to exclude non-cash items and other adjustments. For more information on EBITDA and Adjusted EBITDA, see note (a) below.

	Year Ended
	December 31, 2012 (Preliminary)	December 31, 2011 (Actual)
Net income	$349	$367
Income tax expense	234	229
Interest expense and related charges	374	359
Depreciation and amortization	771	719

EBITDA (a)	1,728	1,674
Interest income	(24)	(32)
Purchase accounting adjustments (b)	(23)	(29)
Stock appreciation rights settlement (c)	59	—
Other adjustments (d)	7	26

Oncor Adjusted EBITDA	1,747	1,639
Distributions by Oncor Holdings	(147)	(116)

Oncor Adjusted EBITDA (reduced by Oncor Holdings distributions)	$1,600	$1,523

(a)	Adjusted EBITDA and EBITDA are not recognized terms under GAAP and, thus, are non-GAAP financial measures. Oncor does not intend for Adjusted EBITDA (or EBITDA) to be an alternative to net income as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP. Additionally, Oncor does not intend for Adjusted EBITDA (or EBITDA) to be used as a measure of free cash flow available for management’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Oncor’s presentation of Adjusted EBITDA (and EBITDA) may not be comparable to similarly titled measures used by other companies or to other presentations of Adjusted EBITDA previously provided by Oncor.
(b)	Purchase accounting adjustments consist of amounts related to the accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting.
(c)	In November 2012, Oncor accepted for early exercise all outstanding stock appreciation rights issued under the Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan and the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan.
(d)	Other adjustments consist of amounts related to non-cash items, unusual items and other adjustments allowable under the indentures governing certain of EFIH’s debt.

Oncor Holdings Preliminary Financial Data

Selected unaudited preliminary financial data for Oncor Holdings for the year ended December 31, 2012 and actual financial data for the year ended December 31, 2011 (amounts in millions) are provided in the table below:

	Year Ended
	December 31, 2012 (Preliminary)	December 31, 2011 (Actual)
Total operating revenues	$3,328	$3,118
Operating income	$731	$693
Net income	$340	$360
Net income attributable to Oncor Holdings	$270	$286

Information in this Current Report on Form 8-K furnished pursuant to Item 7.01 shall not be deemed “filed” with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate it by reference.

***

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed in Oncor’s Annual Report on Form 10-K for the year ended December 31, 2011 and Oncor’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report on Form 8-K. Oncor undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

/s/ Richard C. Hays
Name: Richard C. Hays
Title: Controller

Dated: January 22, 2013